Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated May 13, 2020 related to the financial statements of Petra Acquisition, Inc. (the “Company”) as of December 31, 2019 and for the period from November 20, 2019 (inception) through December 31, 2019, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California

September 21, 2020